Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Announces Delay of Second-Step Conversion

Ocean City, New Jersey - August 4, 2009 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $671,000 ($0.08 per diluted share) for the quarter ended June 30, 2009, as compared to $1,089,000 ($0.13 diluted share) for the second quarter of 2008. The second quarter of 2009 included $324,000 for the Company’s share of the FDIC’s industry-wide special assessment to boost the Deposit Insurance Fund and other-than-temporary impairment charges of $592,000. Net income for the six months ended June 30, 2009 was $1,584,000 ($0.20 diluted share) as compared to $1,819,000 ($0.22 diluted share) for the same period in 2008.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of nine full-service banking offices in eastern New Jersey.

“We are pleased to report that, despite a difficult economic environment, we are continuing to attract deposits and grow our loan portfolio,” said Steven E. Brady, President and CEO. “Over the first half of the year, total assets and net loans have grown approximately 7%. Net income was adversely effected by our decision to write-off the remaining balance of our pooled trust-preferred securities and the FDIC’s special assessment. Without these items, net income would have been significantly ahead of last year.”

Balance Sheet Review

Total assets grew $45.8 million, or 6.7%, to $724.2 million at June 30, 2009 from December 31, 2008. Loans receivable, net, grew $42.1 million, or 7.1%, to $636.6 million, while investment and mortgage-backed securities decreased $5.1 million, or 13.6%, to $32.3 million. The growth of the loan portfolio consisted of $34.6 million of real estate loans, $3.3 million of real estate construction loans, $3.1 million of consumer loans, and $1.4 million of commercial loans.

Asset growth for the year has been funded primarily by customer funding sources. Deposits increased $34.5 million, or 7.6%, to $490.5 million at June 30, 2009 from $456.0 million at December 31, 2008. FHLB advances increased $9.1 million, or 6.8%, to $142.9 million. The proceeds from the additional borrowings were used to fund growth in the loan portfolio not funded by the increase in deposits.

Asset Quality

The provision for loan losses totaled $252,000 for the second quarter of 2009 compared to $90,000 for the second quarter of 2008 and $152,000 for the first quarter of 2009. The increase in the provision resulted from reserves deemed necessary due to loan growth and higher levels of non-performing loans.

There were no loan charge-offs in the six months ended 2009 or 2008. The allowance for loan losses was 0.49% of total loans and 67.5% of non-performing loans at June 30, 2008, compared to 0.45% of total loans and 136.0% of non-performing loans at December 31, 2008 and 0.44% of total loans and 129.1% of non-performing loans at June 30, 2008.

Non-performing assets totaled $4.6 million, or 0.72%, of total assets, at June 30, 2009, compared to $1.4 million, or 0.21% of total assets, at March 31, 2009 and $1.9 million, or 0.29% of total assets, at June 30, 2008. Non-performing assets as of June 30, 2009 included $1.1 million of commercial and commercial real estate loans by a group of related borrowers that were brought current subsequent to the end of the quarter.

Income Statement Analysis

Net interest income increased $754,000, or 16.3%, to $5.4 million for the second quarter of 2009 compared to $4.6 million in the second quarter of 2008. Net interest margin increased 27 basis points in the quarter ended June 30, 2009 to 3.27% from 3.00% for the quarter ended June 30, 2008. On a linked-quarter basis, net interest margin increased 6 basis points from 3.21% in the first quarter of 2009. The growth in interest income for the second quarter was the result of an increase in average interest-earning assets of $41.9 million and a decrease of 62 basis points in the average cost of interest bearing liabilities to 2.59% from 3.21%, offset by an increase in average interest bearing liabilities of $44.4 million and a decrease of 25 basis points in the average yield on earning assets to 5.55% from 5.80%.

Net interest income increased $1.6 million, or 17.6%, for the first six months of 2009 to $10.5 million compared to the same period in the prior year. An increase in net interest margin of 29 basis points to 3.24% from 2.95% was the result of a decrease in cost of interest-bearing liabilities of 63 basis points offset by a decrease in the yield on interest earning assets of 29 basis points.

During the second quarter of 2009, the Company recorded an other-than-temporary impairment charge of $592,000 to reduce the carrying amount of its investment in pooled trust preferred securities to zero. These securities are held in the Company’s available for sale portfolio. The decision to record this non-cash, other-than-temporary impairment charge was the result of the significant decline in the market value of these securities, which resulted from a decline in trading activity, as well as deterioration in the credit quality of the underlying collateral of the securities that indicates a probable shortfall in the distributions from the pool. Other-than-temporary impairment charges total $1,077,000 year to date, compared to $313,000 for the same period in the prior year.

Other expenses increased $792,000, or 23.2%, to $4.2 million for the second quarter of 2009, compared to $3.4 million for the second quarter of 2008. Other expenses increased $1.2 million, or 17.1%, to $8.0 million for the six months ended June 30, 2009 compared to $6.8 million for the six months ended June 30, 2008. The increase for the second quarter reflects a $382,000 increase in FDIC deposit insurance expense, which includes $324,000 for the Company’s share of the industry-wide special assessment. Year to date, FDIC deposit insurance expense increased $441,000 over the same period in 2008. Other expenses increased $122,000 in the second quarter and $236,000 year to date over the prior year as a result of additional expenses associated with the opening of a new branch in the fourth quarter of 2008.

Second-Step Conversion Delayed

The Company also announced that it has determined to delay the stock offering being conducted in connection with its reorganization from the two-tier mutual holding company structure to the stock holding company structure. Under the terms of its Plan of Conversion and Office of Thrift Supervision regulations, the Company has until January 8, 2011 to complete the conversion. The Company must terminate the conversion if it is not completed by that date.

“While we remain committed to completing our second-step conversion, market conditions for such transactions remain difficult” said Steven E. Brady, President and CEO. “We will continue to monitor market conditions and expect to complete the transaction within the timeframe contained in our Plan.”

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	June 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Total assets	$724,246	$678,474	6.7%
Cash and cash equivalents	14,876	8,530	74.4
Investment securities	7,818	9,300	(15.9)
Mortgage-backed securities	24,508	28,105	(12.8)
Loans receivable, net	636,559	594,452	7.1
Deposits	490,469	455,955	7.6
FHLB advances	142,900	133,800	6.8
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	65,859	64,387	2.3

SELECTED OPERATING DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$9,145	$8,935	2.3	$18,136	$17,812	1.8
Interest expense	3,766	4,310	(12.6)	7,606	8,861	(14.2)

Net interest income	5,379	4,625	16.9	10,530	8,951	17.6

Provision for loan losses	252	90	181.0	404	159	154.7

Net interest income after provision for loan losses	5,127	4,535	13.0	10,126	8,792	15.2

Other income	771	666	15.8	1,457	1,290	12.9
Impairment on investment securities	(592)	—	N/M	(1,077)	(313)	244.3
Other expense	4,206	3,414	23.2	7,947	6,789	17.1

Income before taxes	1,100	1,787	(38.4)	2,559	2,980	(14.1)
Provision for income taxes	429	698	(38.5)	975	1,161	(16.0)

Net Income	$671	$1,089	(38.4)	$1,584	$1,819	(12.9)

Earnings per share basic	$0.08	$0.14		$0.20	$0.23
Earnings per share diluted	$0.08	$0.13		$0.20	$0.22

Average shares outstanding basic	8,034,388	7,990,246		8,031,564	7,995,153
Average shares outstanding diluted	8,102,018	8,079,285		8,100,084	8,088,756

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$626,004	5.49%	$561,576	5.80%
Investment securities	32,591	6.78%	47,163	6.33%
Other interest-earning assets	—	—	7,932	2.07%
Interest-bearing deposits	437,257	2.05%	372,733	2.71%
Total borrowings	144,038	4.25%	164,167	4.35%

Interest rate spread		2.96%		2.58%
Net interest margin		3.27%		3.00%

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$615,685	5.54%	$548,963	5.86%
Investment securities	34,655	6.25%	52,119	6.39%
Other interest-earning assets	—	—	5,642	2.28%
Interest-bearing deposits	428,107	2.13%	384,901	2.80%
Total borrowings	145,998	4.19%	154,609	4.49%

Interest rate spread		2.93%		2.59%
Net interest margin		3.24%		2.95%

ASSET QUALITY DATA

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$2,684	$2,307
Provision for loan losses	404	373

Charge-offs	—	—
Recoveries	1	4

Net charge-offs	(1)	(4)

Allowance at end of period	$3,089	$2,684

Allowance for loan losses as a percent of total loans	0.49%	0.45%
Allowance for loan losses as a percent of nonperforming loans	67.51%	136.04%

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,358	$1,861
Real estate mortgage - commercial	737	0
Commercial	374	0
Consumer	40	112

Total	4,509	1,973

Real estate owned	60	0
Other nonperforming assets	0	0

Total nonperforming assets	$4.569	$1,973

Nonperforming loans as a percent of total loans	0.72%	0.33%
Nonperforming assets as a percent of total assets	0.63%	0.29%

SELECTED FINANCIAL RATIOS

	Six Months Ended June 30,
	2009	2008
Selected Performance Ratios:
Return on average assets (1)	0.45%	0.56%
Return on average equity (1)	4.82%	5.69%
Interest rate spread (1)	2.93%	2.59%
Net interest margin (1)	3.24%	2.95%
Efficiency ratio	66.31%	65.97%

(1)	Annualized.

QUARTERLY DATA

	Q2 2009	Q1 2009	Q4 2008	Q3 2008	Q2 2008
Income Statement Data:
Net interest income	$5,379	$5,151	$5,006	$4,870	$4,625
Provision for loan losses	252	152	101	114	90
Net interest income after provision for loan losses	5,127	4,999	4,905	4,756	4,535
Other income	771	686	745	734	666
Impairment on investment securities	(592)	(486)	(626)	(1,297)	—
Other expense	4,206	3,741	3,945	3,530	3,414
Income before taxes	1,100	1,459	1,079	663	1,787
Provision for income taxes	429	546	310	322	698
Net income	671	913	769	341	1,089

Share Data:
Earnings per share basic	$0.08	$0.11	$0.10	$0.04	$0.14
Earnings per share diluted	$0.08	$0.11	$0.10	$0.04	$0.13
Average shares outstanding basic	8,034,388	8,028,710	8,023,008	8,007,999	7,990,246
Average shares outstanding diluted	8,102,018	8,097,230	8,091,528	8,091,415	8,079,285

Balance Sheet Data:
Total assets	$724,246	$699,980	$678,474	$695,710	$657,837
Investment securities	7,818	9,486	9,300	10,881	11,694
Mortgage-backed securities	24,508	26,651	28,105	28,988	31,726
Loans receivable, net	636,559	617,599	594,452	579,045	567,312
Deposits	490,469	477,463	455,955	460,683	413,735
FHLB advances	142,900	133,100	133,800	145,000	149,190
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholder’s equity	65,859	64,578	64,387	64,215	63,551

Asset Quality:
Non-performing assets	$4,569	$1,445	$1,973	$406	$1,912
Non-performing loans to total loans	0.72%	0.23%	0.33%	0.07%	0.34%
Non-performing assets to total assets	0.63%	0.21%	0.29%	0.06%	0.29%
Allowance for loan losses	$3,089	$2,837	$2,684	$2,583	$2,468
Allowance for loan losses to total loans	0.49%	0.46%	0.45%	0.45%	0.44%
Allowance for loan losses to non-performing loans	67.5%	196.3%	136.0%	636.2%	129.1%